Exhibit 99.1

Contact:

Incara:

W. Bennett Love

919-558-1907

For Immediate Release:

Incara Pharmaceuticals Closes on $10.26 Million Financing

Research Triangle Park, N.C., April 19, 2004 – Incara Pharmaceuticals Corporation (OTC.BB: ICRA) announced today that it has closed a private placement raising approximately $10.26 million from the sale of 41,040,000 shares of its common stock. The Company issued to all purchasers five-year warrants to purchase an aggregate number of shares of common stock equal to 40% of the total number of shares of common stock sold, at an exercise price of $0.40 per share. Investors included, among others, Biotechnology Value Fund, Perceptive Life Sciences and Great Point Partners. SCO Securities LLC acted as exclusive placement agent for the transaction.

In connection with the financing, Goodnow Capital, L.L.C., an investment entity controlled by the Xmark Funds, advanced the remaining $2.5 million of its $5 million convertible debenture and converted the entire debenture into common stock. In addition, as a result of the financing, the warrant to acquire 12.5 million shares previously issued to Goodnow Capital expired unexercised pursuant to its terms.

Incara is in final preparation of an Investigational New Drug (IND) application to be filed with the FDA for treatment of amyotrophic lateral sclerosis (ALS, also known as Lou Gehrig’s disease). Incara intends to use the net proceeds from the financing to support the IND and clinical trials for AEOL 10150. If the Phase 1 clinical trial results are satisfactory, Incara’s clinical plan calls for initiating a Phase 2/3 clinical trial of AEOL 10150 for treatment of ALS as early as the first half of 2005.

“The proceeds from this financing provide Incara with adequate resources to move our catalytic antioxidant program through Phase 1 clinical trials and into a pivotal efficacy trial. These steps are important milestones for our company,” stated Clayton I. Duncan, President and CEO of Incara. “While we have always believed in our catalytic antioxidant program, it is rewarding to attract a group of investors of this quality and experience that share our confidence.”

The securities offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.

Incara Pharmaceuticals Corporation (www.incara.com) is developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as ALS and stroke, and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the uncertainties of clinical trials, scientific research and product development activities and the need to obtain funds for operations. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.